Exhibit 99.1

MEDIA CONTACT
Robin J. Lampe
Phone: 785.856.9350

INVESTOR CONTACT
Darius G. Nevin
Phone: 785.856.9368

PROTECTION ONE ANNOUNCES FIRST QUARTER 2010

FINANCIAL RESULTS

Cash balances increase by $7.2 million in first quarter

Retail net attrition improves 160 basis points

LAWRENCE, Kan., May 13, 2010 — Protection One, Inc. (Nasdaq:PONE), one of the largest electronic security companies in the United States, today reported financial results for the first quarter ended March 31, 2010.  All comparisons below are to the quarter ended March 31, 2009 unless otherwise indicated.

Richard Ginsburg, Protection One’s president and chief executive officer, said, “We began the year with a quarter that showed continued progress in managing costs, lowering net debt, and reducing attrition.  We executed well in all three business units this quarter with our continued focus on making sure we deliver the best customer experience while maintaining financial discipline.”

Adjusted EBITDA, Recurring Monthly Revenue (“RMR”), and Net Debt, as described in this release, are all non-GAAP financial measures.  Please see the attached schedules for a more detailed explanation of these non-GAAP measures and a reconciliation to the most directly comparable GAAP financial measures.

First Quarter Results

Revenue in the first quarter of 2010 decreased 5% to $88.3 million from $93.0 million.  Monitoring and related services revenue decreased due to lower Wholesale monitoring revenue, because as of November 1, 2009 we no longer provide monitoring services to one of the unit’s largest customers.  Lower Retail and Multifamily average customer bases and related RMR also contributed to the decrease.

The Company’s focus on the commercial market resulted in an increase in equipment sales, which is reflected in installation and other revenue.

Monitoring and related services margin improved to 69.8% in the first quarter of 2010 from 69.2% in the same period in 2009 primarily due to a reduction in lower margin Wholesale monitoring and related services revenue.

Operating income in the first quarter of 2010 decreased approximately $0.7 million to $7.8 million from $8.5 million in 2009 because the Company recorded a $2.1 million loss in the first quarter of 2010 in connection with the termination of a lease agreement and write-off of the related leasehold improvements.   Excluding these expenses, decreases in costs of monitoring and related services, selling expense and amortization and depreciation expense more than offset lower monitoring and related services revenue.

The Company reported a net loss of $(4.8) million or $(0.19) per share in the first quarter of 2010 compared to a net loss of $(2.8) million or $(0.11) per share in the prior year.  Lower operating income as mentioned above, an increase in non-cash amortization of debt discount as a result of the amendment to our senior credit facility in the fourth quarter of 2009, and income tax expense contributed to the decrease.

Non-GAAP Results

Adjusted EBITDA

Adjusted EBITDA improved by approximately $0.3 million to $29.3 million in the first quarter of 2010 from $29.0 million in the same period in 2009.  Lower operating expenses, including legal fees, bad debt expense and healthcare costs, more than offset a decline in monitoring and related services revenue.

Net Debt

The Company’s total debt and capital leases, excluding debt premiums and discounts, was $446.1 million as of March 31, 2010 compared to $447.3 million as of December 31, 2009.  Cash and cash equivalents on hand increased to $33.3 million at March 31, 2010 from $26.1 million at December 31, 2009.  The Company reduced its Net Debt, which is the sum of the face value of our debt and capital leases less cash and cash equivalents, by $8.4 million in the first quarter of 2010 to $412.8 million.

Recurring Monthly Revenue and Attrition

The Company’s Retail reporting unit ended the first quarter of 2010 with $20.0 million of RMR, which was down from $20.4 million in the first quarter of 2009.  Annualized net Retail attrition in the first quarter of 2010 improved significantly to 9.0% from 10.6% in the first quarter of 2009 due to fewer cancellations for non-payment and other financial reasons.  The Retail reporting unit added $426,000 of RMR in the first quarter of 2010 compared to $450,000 in the same quarter a year ago.  Net costs incurred related to Retail RMR additions were $12.5 million in the first quarter of 2010 compared to $12.6 million in the first quarter of 2009.

The Wholesale reporting unit ended the first quarter of 2010 with $3.0 million of RMR compared to $4.0 million one year earlier.  The reduction in Wholesale RMR is because as of November 1, 2009 we no longer provide monitoring services to one of this unit’s largest customers as previously mentioned.  The net change in Wholesale RMR during the first quarter of 2010 was a net increase of $16,000 compared to a net reduction of $(11,000) during the same period in 2009.

The Multifamily reporting unit ended the first quarter of 2010 with $1.9 million of RMR compared to $2.1 million one year earlier.  The decline is a result of Multifamily’s ongoing strategy of enhancing cash flow by focusing on serving and upgrading existing customers rather than on actively pursuing growth from new customers.  Multifamily gross attrition decreased to 6.4% in the first quarter of 2010, representing a significant reduction from 34.9% in the year earlier period when several large customers terminated for financial reasons.

Important Information About the Tender Offer

As previously announced, on April 26, the Company entered into a definitive agreement to be acquired by Protection Holdings, LLC, an affiliate of GTCR Golder Rauner II, L.L.C. (“GTCR”). On May 3,

2010, Protection Acquisition Sub, Inc., an indirect wholly-owned subsidiary of Protection Holdings, LLC, commenced a tender offer to purchase all of our outstanding common stock for $15.50 per share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in Protection Acquisition Sub, Inc.’s Offer to Purchase dated May 3, 2010, and in the related Letter of Transmittal, as each may be amended or supplemented from time to time.

This communication is not an offer to purchase or a solicitation of an offer to sell securities of Protection One.  Protection Acquisition Sub, Inc., a Delaware corporation (“Purchaser”), Protection Holdings, LLC, a Delaware limited liability company and Purchaser’s indirect parent, GTCR Fund IX/A, L.P., a Delaware limited partnership, GTCR Fund IX/B, L.P., a Delaware limited partnership, and GTCR Golder Rauner II, L.L.C., a Delaware limited liability company, have filed with the SEC a tender offer statement on Schedule TO (and an amendment thereto) containing an offer to purchase all of the outstanding shares of common stock of Protection One, form of letter of transmittal and other documents relating to the offer.  Protection One has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 (and an amendment thereto) with respect to the offer. If applicable, Protection One will file a proxy statement in connection with the merger, the second step of the proposed transaction, at a later date. Documents relating to the tender offer were mailed to stockholders of record and were also distributed to beneficial owners of common stock of Protection One. The solicitation of tenders of common stock of Protection One is only being made pursuant to the offer to purchase, the letter of transmittal and related documents. Stockholders are advised to read the offer to purchase and the letter of transmittal, the solicitation/recommendation statement on Schedule 14D-9, the proxy statement (if applicable) and all related documents and amendments to the foregoing if and when available, as they contain or will contain important information about the tender offer and proposed merger.  Copies of the solicitation/recommendation statement and other filings containing information about Protection One, the tender offer and the merger may be obtained, if and when available, without charge, from the SEC’s website at www.sec.gov or by contacting the Information Agent for the offer, Innisfree M&A Incorporated, toll-free at (888) 750-5834. You may also read and copy any reports, statements and other information filed by Protection Acquisition Sub, Inc. or Protection One at the SEC public reference room at 100 F

Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning or their negatives.  Forward-looking statements may describe our future plans, objectives, expectations or goals, including, but not limited to, with respect to our earnings and financial condition, RMR additions, attrition, investment in acquiring new customers, debt levels and liquidity. Our actual results may differ materially from those discussed here as a result of numerous factors, including, but not limited to, our entering into a definitive agreement to be acquired by an affiliate of GTCR, our substantial debt obligations, and competition.  See our Annual Report on Form 10-K for the period ended December 31, 2009, which was filed with the SEC on March 24, 2010, as amended by the Form 10-K/A filed with the SEC on April 30, 2010, and our Quarterly Report on Form 10-Q for the period ended March 31, 2010, which is expected to be filed with the SEC on May 13, 2010, for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses and has been recognized as one of “America’s Most Trustworthy Companies” by Forbes.com. Network Multifamily, Protection One’s wholly owned subsidiary, is the largest security provider to the multifamily housing market. The Company also owns the nation’s largest provider of wholesale monitoring services, the combined operations of CMS and Criticom International. For more information about Protection One, visit www.ProtectionOne.com.

PROTECTION ONE, INC.

and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months
	Ended March 31,
(in thousands, except per share amounts)	2010	2009
Revenue
Monitoring and related services	$77,450	$83,533
Installation and other	10,865	9,469
Total revenue	88,315	93,002

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	23,356	25,746
Installation and other	12,761	12,041
Total cost of revenue (exclusive of amortization and depreciation shown below)	36,117	37,787

Selling	12,276	13,063
General and administrative	20,969	21,323
Amortization and depreciation	11,118	12,349
Total operating expenses	44,363	46,735
Operating income	7,835	8,480

Other expense
Interest expense, net	11,872	11,103

Loss before income taxes	(4,037)	(2,623)

Income tax expense	725	178
Net loss	$(4,762)	$(2,801)

Other comprehensive income (loss), net of tax
Net change in fair value of derivatives	1,855	341
Comprehensive loss	$(2,907)	$(2,460)

Basic and diluted net loss per common share	$(0.19)	$(0.11)

Weighted average common shares outstanding	25,374	25,317

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information

(unaudited)

	Three Months
	Ended March 31,
(in thousands)	2010	2009
Segment Information

Retail
Revenue
Monitoring and related services	$62,017	$63,717
Installation and other	9,784	8,950
Total revenue	71,801	72,667

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	16,836	17,203
Installation and other	12,124	11,208
Total cost of revenue (exclusive of amortization and depreciation shown below)	28,960	28,411

Selling	11,598	12,394
General and administrative	17,718	17,638
Amortization and depreciation	9,323	10,280
Total operating expenses	38,639	40,312

Operating income	$4,202	$3,944
Operating margin	5.9%	5.4%

Wholesale
Revenue
Monitoring and related services	$9,270	$12,579
Other	879	184
Total revenue	10,149	12,763

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	4,807	6,769

Selling	520	457
General and administrative	2,140	2,316
Amortization and depreciation	1,054	1,201
Total operating expenses	3,714	3,974

Operating income	$1,628	$2,020
Operating margin	16.0%	15.8%

Multifamily
Revenue
Monitoring and related services	$6,163	$7,237
Installation and other	202	335
Total revenue	6,365	7,572

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	1,713	1,774
Installation and other	637	833
Total cost of revenue (exclusive of amortization and depreciation shown below)	2,350	2,607

Selling	158	212
General and administrative	1,111	1,369
Amortization and depreciation	741	868
Total operating expenses	2,010	2,449

Operating income	$2,005	$2,516
Operating margin	31.5%	33.2%

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information (cont.)

(unaudited)

	Three Months
	Ended March 31,
(in thousands)	2010	2009
Supplemental Financial Information

FAS 123(R) Expense in G&A
Retail	$192	$314
Wholesale	—	—
Multifamily	—	—
FAS 123(R) expense in G&A	192	314

Amortization of Deferred Costs in Excess of Amort. of Deferred Rev.
Retail	$6,747	$7,289
Wholesale	—	—
Multifamily	519	544
Amortization of deferred costs in excess of amort. of deferred rev.	7,266	7,833

Investment in New Accounts and Rental Equipment, Net
Retail	$5,289	$5,261
Wholesale	—	—
Multifamily	95	951
Investment in new accounts and rental equipment, net	5,384	6,212

Property Additions, Exclusive of Rental Equipment, Net
Retail	$637	$995
Wholesale	296	193
Multifamily	39	—
Property additions, exclusive of rental equipment, net	972	1,188

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information (cont.)

(unaudited)

	Three Months
	Ended March 31,
(in thousands)	2010	2009
Supplemental Financial Information (Non-GAAP)

Recurring Monthly Revenue (RMR)	$24,949	$26,475

RMR Rollforward - Retail
Beginning RMR	$20,107	$20,543
RMR additions from direct sales	423	450
RMR additions from account purchases	3	—
RMR losses	(600)	(682)
Price increases and other	68	122
Ending RMR	$20,001	$20,433

RMR Rollforward - Wholesale
Beginning RMR	$3,031	$3,998
Net change in Wholesale RMR	16	(11)
Ending RMR	$3,047	$3,987

RMR Rollforward - Multifamily
Beginning RMR	$1,919	$2,205
RMR additions from direct sales	8	27
RMR losses	(31)	(185)
Price increases and other	5	8
Ending RMR	$1,901	$2,055

RMR Rollforward - Consolidated
Beginning RMR	$25,057	$26,746
RMR additions from direct sales	431	477
RMR additions from account purchases	3	—
RMR losses	(631)	(867)
Net change in Wholesale RMR	16	(11)
Price increases and other	73	130
Ending RMR	$24,949	$26,475

	Annualized Three Months
	Ended March 31,
	2010	2009
RMR Attrition

RMR Attrition - Gross
Retail	12.0%	13.3%
Multifamily	6.4%	34.9%

RMR Attrition - Net (a)
Retail	9.0%	10.6%

(a) Attrition excluding price decreases and net of new owners and relocation accounts

	March 31,	March 31,
	2010	2009
Monitored Sites

Retail Monitored Sites	534,043	564,776

Wholesale Monitored Sites(1)	680,011	987,748

Multifamily Monitored Sites	210,772	218,752

(1) The reduction in Wholesale monitored sites at March 31, 2010 reflects the impact of the APX Agreement.

PROTECTION ONE, INC.

and Subsidiaries

Non-GAAP Reconciliations

(unaudited)

Recurring Monthly Revenues (RMR)

RMR is the sum of all the monthly revenue we are entitled to receive under contracts with customers in effect at the end of a period.

A reconciliation of RMR to Protection One, Inc.’s reported total revenue follows:

	Three Months
	Ended March 31,
(in thousands)	2010	2009

RMR at March 31	$24,949	$26,475
Amounts excluded from RMR:
Amortization of deferred revenue	1,270	1,194
Installation and other revenue (a)	3,445	3,322
Revenue (GAAP basis)
March	$29,664	$30,991
January - February	58,651	62,011
Total period revenue	$88,315	$93,002

(a) Revenue that is not pursuant to periodic contractual billings

The Company believes the presentation of RMR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from customer fees produced by a monitored security alarm company such as Protection One, Inc. Management monitors RMR, among other things, to evaluate the Company’s ongoing performance.

Adjusted EBITDA

A reconciliation of Adjusted EBITDA to Protection One, Inc.’s reported loss before income taxes follows:

	Three Months
	Ended March 31,
(in thousands)	2010	2009

Loss before income taxes	$(4,037)	$(2,623)
Plus:
Interest expense, net	11,872	11,103
Amortization and depreciation expense	11,118	12,349
Amortization of deferred costs in excess of amort. of deferred revenue	7,266	7,833
Stock based compensation expense	192	314
Other costs(1)	2,872	68
Adjusted EBITDA	$29,283	$29,044

(1) Other costs in 2010 include $2.1 million related to a contract settlement.

Adjusted EBITDA, which is a non-GAAP meaures, is used by management and reviewed by the Board of Directors in evaluating segment performance and determining how to allocate resources across segments for investments in customer acquisition activities, capital expenditures and spending in general.  The Company believes it is also utilized by the investor community which follows the security monitoring industry.  Adjusted EBITDA is useful because it allows investors and management to evaluate and compare operating results from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Specifically, Adjusted EBITDA allows the chief operating decision maker to evaluate segment results of operations, including operating performance of monitoring and service activities, effects of investments in creating new customer relationships, and sales and installation of security systems, without the effects of non-cash amortization and depreciation.  This information should not be considered an alternative to any measure of performance as promulgated under GAAP, such as income (loss) before income taxes or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company.  See the table above for the reconciliation of Adjusted EBITDA to consolidated income (loss) before income taxes.  The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

Net Debt Reconciliation

	March 31,	December 31,
(in thousands)	2010	2009

New and Extending Term Loans, maturing March 31, 2014, variable	$276,610	$277,305
Non-Extending Term Loans, maturing March 31, 2012, variable	56,218	56,359
Unsecured Term Loan, maturing March 14, 2013, variable	110,340	110,340
Capital leases	2,927	3,285
	$446,095	$447,289

Less cash and cash equivalents	(33,253)	(26,068)
Net Debt	$412,842	$421,221

Net Debt is utilized by management as a measure of the Company’s financial leverage and the Company believes that investors also may find Net Debt to be helpful in evaluating the Company’s financial leverage.  This supplemental non-GAAP information should be viewed in conjunction with the Company’s consolidated balance sheets in the Company’s report on Form 10-Q for the period ended March 31, 2010.  While not included in Net Debt, the Company also had notes receivable due from its Wholesale dealers of approximately $2.8 million and $2.9 million as of March 31, 2010 and December 31, 2009, respectively.